Dakota Territory Resource Corp Enters into Agreement with JR Resources Corp.

Company Seeks to Position Assets for Gold Cycle

Reno, Nevada, May 27, 2020 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company"), is pleased to announce that the Company has entered into a financing arrangement with JR Resources Corp. (“JR”). Subject to the negotiation of milestone deliverables to be mutually agreed upon, JR shall have the right on or prior to October 15, 2020 to invest up to $21,385,000 in Dakota Territory through the purchase of common shares at $0.15 per share, in one or more closings. If, and upon, the full execution by JR of the funding strategy, JR would own approximately 64.24% of the Company.

Dakota Territory Resource Corp was born in 2012 out of our management’s unique mining and exploration experience with Homestake Mining Company in the Black Hills of South Dakota and the Company’s acquisition of key property that Homestake Mining Company had previously explored in the District. Faced with eight years of low gold prices and difficult capital markets, Dakota Territory management patiently waited for improving conditions that we believed were necessary for the advancement of our assets. Through that period, the Company has endeavored to avoid dilutive financing for exploration, preferring instead to build on its strategic land position in the District.

In anticipation of increased demand for North American gold projects, Dakota Territory set out in late 2018 to pursue a strategy of matching the Company’s technical strengths with potential partners possessing the business strengths and access to capital markets needed to fund the exploration and planned development of Company assets. Dakota Territory has since been engaged in the process of screening and conducting due diligence investigations with companies we believed to be aligned with our vision for consolidation of the District. Dakota Territory and JR have been engaged since early 2020 in the development of a strategy to acquire additional property and projects that are a good fit with the goals of our respective shareholders and the Black Hills Community.

“We believe that we are positioning Dakota Territory for an enthusiastic gold market by seizing this opportunity to finally begin to build value for our shareholders.” said President and CEO of Dakota Territory, Jerry Aberle. “This agreement with JR Resources has paired us with a team of seasoned mining and exploration executives with a track record of building mines and mining companies from quality assets. We have a strategy designed to meld the strengths of JR with the capabilities of our team to deliver on the vision we’ve maintained all these many years, and reward the patience of our shareholders.”

The first milestone transaction of the arrangement was closed upon signing the financing agreement and a $1,450,000 unsecured note from JR to the Company, bearing interest at the annual rate of 0.25%, maturing on December 31, 2021 ($1,150,000 to be advanced concurrently upon execution of the agreement and $300,000 was advanced in February 2020). The note will convert into common stock at a conversion rate of $0.15 per share upon a closing of shares purchased by JR resulting in a Company change of control transaction. The Company may repay the loan prior to maturity. Dakota Territory currently holds approximately 8,246 acres of brownfields mineral property in Homestake District of the Black Hills of South Dakota and intends to use the proceeds of the loan to immediately execute its 2020 acquisition and exploration programs.

About JR Resources Corp.

JR Resources Corp. is a well-funded private Nevada company founded by seasoned mining industry professionals. The Company is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada Corporation with offices located at Reno, Nevada. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Dakota Territory maintains 100% ownership of five gold properties covering approximately 8,246 acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer and Tinton Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (775) 747-0667

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain, nor may ever contain, any known proven or probable ore reserves that are SEC Guide 7 Compliant Reserves. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. There is no assurance that any shares will be purchased by JR pursuant to the agreement, as any closing is in the discretion of JR and further requires satisfaction of closing conditions and deliverables to be negotiated and agreed upon by the Company and JR. There can be no assurance that the Company will be able to execute its business strategy through the acquisition of properties in the Black Hills District. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.